Exhibit 99.2

OPTICAL CABLE CORPORATION

First Quarter Earnings

March 16, 2005, 10:00 a.m. ET

Financial Relations Board

Moderator: Susan Garland

Operator	Ladies and gentlemen, thank you for standing by and welcome to the Optical Cable first quarter earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, March 16, 2005.

I would now like to turn the conference over to Susan Garland with Financial Relations Board. Please go ahead, ma’am.

S. Garland	Thank you. Good morning. Thank you all for participating on Optical Cable Corporation’s fiscal 2005 first quarter conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-827-3777 and we’ll fax or email you a copy immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward-looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Susan, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations. Charlie Carson, our Senior Vice President of Marketing and Sales, is traveling today and will not be able to join us.

We’ll begin with a few introductory remarks. We will then briefly review the financial results for our first quarter of fiscal year 2005, ended January 31, 2005 and finally, we’ll answer as many of your questions as we can.

As you know, Optical Cable Corporation, like a number of other companies, does not provide specific earnings guidance. However, there is some information we can provide that should give you a sense of our direction. We see signs that the short to moderate distance fiberoptic cable market is growing and we continue to expect that Optical Cable Corporation’s net sales growth percentage will be in the high single digits to low double digits during fiscal 2005.

We believe that we are on our way to realizing those expectations with a net sales increase of 19.1% during our first fiscal quarter compared to the same period last year. However, please note that our growth during the first quarter of fiscal 2005 exceeded our net sales growth guidance and therefore our Q1 growth may not be reflective of our results during the remainder of the year.

We expect net sales seasonality patterns that we have experienced in the last two years to continue in fiscal year 2005 with higher net sales during the second half of the fiscal year than during the first half of the fiscal year.

We believe our market position is solid relative to the competition with OCC holding the position as the second largest manufacturer of multi-mode fiber optic cable in North America, essentially the enterprise fiber optic cable market.

While looking to realize net sales gains during the year, we also recognize the need to deliver strong gross profit margins through productivity gains and market segmentation initiatives. With respect to gross margin percentages, we expect to see gross margin percentages in the 37% range, slightly higher than the guidance of 35% to 37% we gave during the third quarter of fiscal 2004.

Fortunately, we have been able to beat our gross margin percentage expectations both during fiscal 2004 and during this first quarter. However, we stand by our current guidance particularly while like other cablers, we are seeing upward price pressures on certain raw materials.

With respect to SG&A expenses, we continue to recognize the need to control expenses without sacrificing our long term growth strategy. We are pleased with our progress towards delivering financial performance gains while continuing to take the actions which we believe are necessary to support future growth, creating an organization that will support substantially higher sales and earnings over the long term. Toward that end, we have increased our headcount approximately 12% from the first quarter of fiscal year 2004 to the first quarter of year fiscal 2005 and we have invested approximately $562,000 during the first quarter of fiscal year 2005 in capital expenditures. You will recall that we budgeted $3 million in capital expenditures for fiscal 2005 and invested approximately $1.3 million in capital expenditures during all of fiscal 2004.

Now let’s review the financial results. I am pleased that again we have good news to report.

During the first quarter net sales, gross profit margin and net income all increased when compared to the same period last year with your OCC team delivering net sales growth of over 19% and an increase in net income of over 400%.

For our first quarter ended January 31st, we reported net income of $223,000 or 4 cents per basic and diluted share, up appreciably compared to net income of $44,000 or 1 cent per basic and diluted share for the same period last year.

Net sales for the first quarter of fiscal 2005 were also up, increasing 19.1% to $11.1 million from $9.3 million for the comparable period last year. As I mentioned earlier, we expect net sales seasonality patterns of fiscal years 2003 and 2004 to continue in fiscal year 2005.

Gross profit as a percentage of net sales for our first quarter increased to 41.2% compared to 39% for the comparable period in 2004. By comparison, the gross profit margin for fiscal year 2004 was 38.6% with quarterly gross profit margins ranging from 36.1% to 40.6% during last year. As was the case during the first quarter of fiscal 2005, timing of product, mix changes and other factors caused fluctuations in gross profit margins from quarter to quarter.

SG&A expenses for the first quarter of fiscal 2005 increased 19.3% to $4.2 million compared to $3.5 million for the same period last year. This compares to quarterly SG&A expenses ranging from $3.5 million to $4.1 million during fiscal year 2004. The increase in SG&A expenses during our first quarter of fiscal 2005 when compared to the same period last year were primarily due to increases in employee compensation costs, professional fees including legal and accounting fees, marketing expenses and other administrative expenses including bad debt and non-employee director compensation.

Compensation costs have increased as a result of increases in commissions as net sales have increased, increases in employee incentives targeted to improve financial results including restricted stock grants which we believe are essential to properly incentivize our management team and new hires. These are consistent with our expectations.

During the period from the first quarter of fiscal 2004 to the first quarter of 2005 we increased our headcount approximately 12%.

Professional fees including legal and accounting fees have increased during the first quarter of fiscal 2005 compared to the same period last year primarily due to increases in accounting fees. This includes the costs we have begun to incur in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002, but is also due to the timing of certain field work conducted by our auditors with respect to fiscal year 2004. Legal fees also increased to a lesser extent.

As you may have heard, on March 2, 2005 the Securities and Exchange Commission extended the deadline for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for non-accelerated filers resulting in a likely delay in our required compliance date to our fiscal year ending October 31, 2006. We anticipate we will continue to incur additional expenses during fiscal year 2005 as a result of our efforts to become compliant before that date.

Marketing expenses increased during the first quarter of fiscal year 2005 compared to the same period last year primarily due to increases in advertising expenses and trade show expenses. We continue to monitor all of our expenses including SG&A in order to keep costs down while at the same time accomplishing our goal to build the company for future growth.

As of the end of our first quarter we had a cash balance of over $3.5 million with no outstanding debt on our bank line of credit.

Your management team continues to work to further improve financial results in fiscal 2005 and beyond. We are quite optimistic about our prospects, our opportunities and our ability to create significant shareholder value over the long term. We still have a lot of work to do, but we are showing steady financial performance gains and continue to execute our strategy as planned.

Before we get to your questions, I want to remind everyone that our annual meeting of shareholders is being held in Roanoke, Virginia on Tuesday, March 29th at 10:00 a.m.

You’re more than welcome to attend if you can. Also we will be making an investor presentation at the AEA Micro Cap Financial Conference in Monterey, California. The conference is scheduled for May 15th-17th and will showcase 120 public technology companies. Further details will be announced closer to the conference.

Now we are happy to answer as many questions as we can. Susan, if you could please indicate or have the operator indicate the instructions for participants to call in their questions I would appreciate it.

S. Garland	Thank you, Neil. We are taking questions only from analysts and fund investors. In the interest of time, each person wishing to ask questions will be permitted to ask two questions. We will allow additional questions at the end if there is time. Operator.

Operator	As a reminder, ladies and gentlemen, if you are on a speaker phone, please lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question comes from Kevin Wenck. Please state your company name followed by your question.

K. Wenck	Polynous Capital Management. Good morning, Neil.

N. Wilkin	Good morning, Kevin. How are you?

K. Wenck	Good. Very nice quarter.

N. Wilkin	Thank you.

K. Wenck	A couple of questions initially and then I’ll get back in line. But the overall sales growth comments for the year of the high single digits to low double digits, as you know you were for practical purposes almost twice that in Q1. What were some of the positive things that affected the sales growth in Q1 that are unlikely to be repeated for the rest of the year to have the rest of the year average down to about half that level?

N. Wilkin	Kevin, I think it has less to do with what’s changing during this year, but rather what happened last year. You’ll recall that our first quarter of last year was rather low. So we’ll continue to do the same things and expect to do the same things this year that will permit sales to grow, but overall we expect the range to be in the high single digits to low double digits. Of course we’re always working to improve beyond that, but that’s where we see things at the moment.

We’re working on a number of different things to improve the top line. As you’ve heard me say before, we have one of the best sales forces in the industry I really believe and that’s one of our huge assets. We’re actively executing our market segment initiative strategy which is also paying off. Generally we tend to do things for customers that they can’t get from other people as far as producing specialty products in addition to all of the standard products we produce.

K. Wenck	Just as a follow up on the sales question though. Was there anything out of the ordinary about the order flow in Q1, any larger than ordinary orders that caused the I mean I know the comparison was relatively easy, but ...

N. Wilkin	There was and we filed our 10-Q this morning and there’s some discussion in there that I’d refer you to. We had a larger order that came in in the first quarter, but what I’d also say is we tend on a quarter-to-quarter basis and even on a month-to-month basis to have one or two orders that we call around here surprise orders. We come to expect them, but they’re not always predictable ahead of time.

Our average order size as we’ve said before is on the low side, I mean we make our business a little bit at a time. We do a lot of larger project business and that affects those numbers and that affected it in the first quarter. But I’m not seeing any change that would, for example, forecast a decrease in the second quarter relative to the first quarter sequentially. If you look at that situation, then we fall back in line with the growth pattern that you’d expect from second quarter 2004 to second quarter 2005.

K. Wenck	Okay, that’s helpful and then second overall question is on the gross margin experience. I know you want to be conservative on the gross margins, but 4% delta due to mix changes is fairly significant and so if there’s any more color you can give us as to how that happened. Just for clarification, is there any more older inventory that might have added to the gross margin increase from some of the inventory that might have been written down at various points in the past?

N. Wilkin	That wasn’t a factor this quarter, but I’m going to let Tracy comment on that second question. With respect to the first question, there’s certain project business, there’s certain market segment business that has higher margins by nature and so that does influence the margin quarter-to-quarter, but again we have those sorts of things that happen each quarter. But as far as our forecasting goes, 37% is where our guidance is and where we’re looking to be, but we’re also making significant efforts to improve on that.

Now we’re going to see additional pressure on margins going forward I suspect. Materials other than fiber have been coming under price pressure, but generally the industry isn’t seeing price pressure per se at least at this point.

I think that’s pretty much the most color I can give you on it, Kevin, but I hope that answers your question. Do you want to follow up on that and then I’ll turn it over to Tracy with respect to the inventory?

K. Wenck	Yeah or Tracy can just offer some comments concerning whether you got any benefit from older inventory.

T. Smith	Hi, Kevin. I would like to add one comment to the comments that Neil just made and to your initial question related to gross profit margin, Kevin.

While the difference between the first quarter of this year and the first quarter of last year or the full year last year is a decent amount, it isn’t that different from our highest gross profit margin quarter last year which was 40.6%. I think you’ll see fluctuations, as we’ve mentioned, throughout the quarter just based on product mix. It ranged from 36.1% in a low quarter last year to 40.6% in our highest quarter so I just wanted to add that.

As far as the inventory, sale of older inventory or inventory that we may have written down previously to a lower net realizable value than its cost, we continue to try to sell any inventory that that happens to be the case for. However, we really haven’t gotten significant gains from that over the last several quarters at this point.

K. Wenck	Okay. Thanks, Tracy.

Operator	We have another follow up from Kevin Wenck. Please go ahead.

K. Wenck	Nobody else wants to ask questions.

N. Wilkin	We need to tell your institutional investor friends to invest in our company, Kevin.

K. Wenck	I will, Neil. One other question was inventories sequentially were up about 12% and so was there any segments of your inventory base that you needed to restock or replenish that led to that or is that pretty broad based overall?

N. Wilkin	I’ll let Tracy answer that for you, Kevin.

T. Smith	Kevin, as far as inventories go, as Neil mentioned, we did file our 10-Q earlier this morning so I’ll refer you to Footnote 4 in our 10-Q, but I’ll also give you some additional insight since I have that in front of me.

Finished goods increased over year end from about $2.0 million to $2.4 million and that was the result of trying to replenish some of our stock. As we’ve noted, our sales in the second half of the year tend to be higher than in the first half of the year and so we had depleted some of our inventory towards the end of the year related to those sales and have begun an effort to restock and to stock according to what we believe our needs will be.

K. Wenck	With some of the raw material prices going up, is there any effort to try to build some inventory in advance of further raw material price increases?

T. Smith	We don’t historically try to do that. We have seen some pricing pressure on raw materials; however, it’s not at the level that we think that is necessary at this point.

N. Wilkin	The other thing, Kevin, is I’d direct your attention to calculating the number of turns we have in our finished goods inventory in particular and I think that it’s still relatively on the low side. One of the advantages we have or historically have had is our ability to deliver to our customers on quick turn around and while sales have increased, we have seen some challenges in that area. We are endeavoring to maintain that ideal.

And so I think my calculation is if you look at finished goods inventory we’re at about 20 days of finished goods inventory and 30 days or 45 days is well within a reasonable range for finished goods inventory.

Because of our cash position, what I’ve told folks internally and Tracy has as well is we’re less concerned about building up appropriate finished goods inventory so long as it helps us serve our customers’ needs. We’re not to the point that we’re trying to minimize this in order to maximize cash flow because we have been generating cash and don’t have any bank debt and so at this point it’s what’s best to serve the customers’ needs without putting that additional inventory at risk for later write down.

K. Wenck	Then another question was going to be on the whole Sarbanes-Oxley thing. It’s fortunate that there’s some delay. But between now and where you need to be on that, what do you think the total costs might be, but of those total costs, what are things that you’d probably do anyway for overall system improvements so it wouldn’t be looked at as an incremental cost that you’d have to spend?

N. Wilkin	Kevin, I’m going to start and then turn that over to Tracy to talk about it in a fair amount of additional detail. We don’t have a precise cost point estimate. We’ve budgeted certain costs, but I’m not prepared to put that in. The guidance that I’ve been giving to the extent that we have given guidance I think is pretty consistent and even though we’ve started to incur some of those expenses we’re still producing good results.

I can say that for the most part our expenses have been in line with expectations, I think that’s fair to say.

The other thing that I wanted to comment on and then I’ll turn it over to Tracy is my view with respect to Sarbanes-Oxley is that we are going to gain some benefits. I’ve talked a lot, not so much on earnings calls, about the history of the company and how we started as an entrepreneurial company and we’ve been steadily bringing in professional management, professional systems. We’re in the process of working on a new ERP system. We’ve had it selected as I’ve told you all before. We have a consultant that’s working with us to implement implementation in phases. The first part of implementation will probably be in the third quarter, our third fiscal quarter is when part of the system will actually be implemented.

As part of those processes we’re seeing some benefit of going through Sarbanes-Oxley requirements of Section 404 help us document our processes and help more control how we are doing things at the company for the better. That said, Tracy can comment on some of the things we’ve already done.

T. Smith	In regards to the Sarbanes-Oxley project, one of the first things we have done is we’ve engaged a third party firm, Grant Thornton, to assist us in the project. We have begun that in phases and we engage them in phases which was beneficial, I think, when we found that we had had an extended deadline so that allowed us to look at the phases and see from a timing perspective what made the most sense so that we could optimally use their help.

In addition to engaging Grant Thornton to assist with the project we also have had two recent new hires in my group. The first hire is already in place and is fully engaged in the project. She has experience with going through the Sarbanes-Oxley project with an accelerated filer who’s already been through the project. The second hire will start shortly. She has just recently accepted the position and will be beginning early April likely and she also has experience with an accelerated filer from a Sarbanes-Oxley project standpoint.

So we’ve gotten a couple of really good hires that will be able to assist with this project as well as add a lot of value to the accounting and finance group after the project is over and we are working with Grant Thornton on the project as well.

K. Wenck	Neil, I know you prefer not to provide more precise guidance and I do actually sympathize with that given the law firms around the country that are still suing people for almost any variation from guidance. But given your status as still a relatively small company, is there any risk that the additional Sarbanes-Oxley expenditures are going to significantly expand SG&A?

N. Wilkin	I think it’s premature to give you a precise answer on that, Kevin. What I would say is we budgeted for Sarbanes-Oxley. We budgeted for the hires necessary to do the work for Sarbanes-Oxley. Despite that, we expect to see sales growth, we expect to see increased earnings performance over the year compared 2005 to 2004 and so while I can’t tell you from quarter-to-quarter how that’s going to fall, I really feel that we’re prepared for those additional expenses.

One more comment on SG&A which may give you some flavor on it. Our SG&A expenses were a little bit higher in the first quarter than I would have expected, but not as significantly higher as the delta between first quarter 2004 versus 2005 would reflect.

I think you need to look at where our expenses are on a quarter-to-quarter basis. The high for SG&A expenses last year on a quarterly basis was $4.1 million if I’m recalling correctly, (Tracy’s nodding) and this quarter we had $4.2 million.

Again that’s a little bit on the high side, but there’s reasons for some of those expenditures and it doesn’t all just fall on Sarbanes-Oxley. There are initiatives that we’re undergoing that make sense and justify those expenses and some of them are nonrecurring.

K. Wenck	Alright, thanks for your comments and congratulation on scheduling an appearance at the AEA conference.

N. Wilkin	Great. Are you going to be out there?

K. Wenck	Probably.

N. Wilkin	Good, look forward to it.

K. Wenck	Okay.

Operator	There are no further questions at this time. I’m going to turn it back over to you, management, for any closing statements you may have.

N. Wilkin	Thank you. Thank you, Susan, I appreciate it. Thank you, everyone for taking the time to participate in our fiscal 2005 first quarter earnings call this morning. We appreciate your time, your questions and your interest in Optical Cable Corporation. Thanks.

Operator	Ladies and gentlemen, this concludes the Optical Cable first quarter conference call. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 or 1-800-405-2236, followed by the access code of 11026415 followed by the pound sign.

Thank you for participating in today’s conference. You may now disconnect.